Exhibit 99.1

PRIVATE AND CONFIDENTIAL

HyperloopTT to Become First Public Company Focused on the Next Generation of High-Speed Mobility

●	Hyperloop Transportation Technologies (HyperloopTT) has entered into a definitive merger agreement with Forest Road Acquisition Corp. II (NYSE: FRXB, FRXB.WS, and FRXB.U) and will trade under the ticker “HYPE” upon closing.

●	HyperloopTT is a leading technology licensing platform for the disruptive hyperloop technology, with extensive intellectual property (IP) assets, consisting of 66 global patents[1] and more than 80 trademarks.

●	Strong relationships with the United States Department of Transportation (“USDOT”) and the European Commission’s Directorate-General for Mobility and Transport (“DG MOVE”) have resulted in legislative and regulatory advancements and opened pathways to expedite commercialization.

●	HyperloopTT’s “Hyperloop-as-a-Service” business model will enable it to potentially earn both upfront and recurring licensing fees for sharing its technological IP and know-how with customers including governments, infrastructure operators, and transportation operators.

●	HyperloopTT relies on an innovative, crowd-powered development model based on a global network of technologists, scientists, engineers, expert contributors, and partners, minimizing costs while maximizing development speed.

●	The transaction will result in the issuance of $289 million of common stock to the shareholders and convertible note holders of HyperloopTT at close, and the combined company will assume the outstanding options and warrants of HyperloopTT.

●	HyperloopTT expects to receive up to $330 million of net proceeds, assuming no redemptions, to fund growth and accelerate technology, testing, and resourcing globally, enabling potential customers to build the next generation of transportation.

1 Granted and in-process

PRIVATE AND CONFIDENTIAL

LOS ANGELES and NEW YORK – November 22, 2022 – Hyperloop Transportation Technologies (“HyperloopTT” or “the Company”), a leading transportation and technology licensing company focused on realizing the hyperloop, and Forest Road Acquisition Corp. II (“Forest Road”) (NYSE: FRXB, FRXB.WS, and FRXB.U), a publicly traded special purpose acquisition company, announced today that they have entered into a definitive merger agreement (“Merger Agreement”) that is expected to result in HyperloopTT becoming a publicly listed company.

Upon the closing of the transaction, the newly combined company will be named “Hyperloop Transportation Technologies’’ and will continue to be led by Chief Executive Officer Andrés de León and the HyperloopTT management team.

A Leading Developer of Hyperloop IP

Led by an experienced team of hyperloop business and technology professionals, HyperloopTT relies on a global network of technologists, scientists, engineers, and expert contributors, resulting in an asset-light technology development business model. Through this partner network, the Company is driving a suite of next generation technologies to power transportation in the future.

Since its inception in 2013, HyperloopTT has made significant progress towards the adoption of hyperloop systems. The Company developed a full scale hyperloop test track in Toulouse, France, a hyperloop insurance framework model, and model safety and certification guidelines.

With the deployment of the Company’s test track, HyperloopTT has built a robust technology portfolio relating to patents across levitation and propulsion, low pressure tube transportation, and passenger experience. These patents are the basis of a technology that combines sustainability with the ability to reach destinations faster, which can redefine the urban landscape, create new economic opportunities, and disrupt the $2+ trillion transportation industry.

What is Hyperloop?

Hyperloop is a vacuum tube-based system that moves people and goods in levitating capsules at airplane speeds on the ground. These speeds are achieved by using passive magnetic levitation technology and a linear electric motor in a tube with minimal pressure, reducing resistance. As a mobility solution with transformative power, hyperloop is potentially cleaner, safer, healthier, and more efficient than existing forms of transportation.

PRIVATE AND CONFIDENTIAL

HyperloopTT Investment Highlights

Through its combination of experience, capabilities, and partners, HyperloopTT has an opportunity to transform the multi-trillion-dollar transportation market.

●	Technology with world-changing impact in a $2+ trillion transportation market, of which HyperloopTT is well positioned to capture early market share for hyperloop technology

●	Nearly a decade of proprietary critical IP development, including 66 global patents for hyperloop technologies, with 40 granted and 26 in process, across the spectrum of technologies including levitation and propulsion, low pressure tube system, and passenger experience

●	Asset-light technology licensing business model with three potential major revenue streams: one-time license fee during system construction, annual license fees throughout the life of a system, and annual take-rate of sales

●	Working relationships with regulators in the U.S. and Europe has resulted in legislative advancements with opportunities for transportation industry grant access[2]

●	Innovative expert contributors model, with more than 800 technology contributors worldwide since inception in 2013

●	Several hyperloop projects in various stages globally, including potential projects in Italy and the U.S.

●	Experienced leadership team, with decades of executive experience across leading global corporations

●	Contemplated transaction structure provides attractive value opportunity for shareholders

Management Commentary

Andrés de León, Chief Executive Officer of HyperloopTT said, “This transaction is a major milestone for HyperloopTT and the hyperloop industry as a whole. The transaction is a moment that could not have been possible without our countless supporters around the world, who have built HyperloopTT into a company that is perfect for this moment. Our innovative business model has allowed HyperloopTT to succeed, while facing enormous challenges. The team has worked tirelessly these past nine years to gain the support of the private and public sector in countries around the world. We thank Forest Road for working with us through this process and embrace this next step with humility, gratitude, and determination.”

Tom Staggs and Kevin Mayer, Co-CEOs and Co-Chairpersons of the Board of Directors of Forest Road, commented, “When we were introduced to HyperloopTT we quickly saw its potential to address some of the most profound transportation challenges of our time. The Company has a deep base of intellectual property that gives it a robust competitive advantage in this space. The Company’s asset-light ‘Hyperloop-as-a-Service’ business model is built to develop and support projects efficiently, presenting a possible solution that is environmentally and economically-minded. We believe their technology has the opportunity to create meaningful shareholder value and positively impact our world.”

2 As indicated by the formation of NETT Council at US Department of Transportation, and the publication of the European Commission (EC) Desk Standards, access to federal grant programs for hyperloop maglev systems was made possible by publication of Hyperloop Standards Desk Review, and classification of hyperloop under Federal Rail Administration (FRA) as the regulatory authority overseeing hyperloop system development.

PRIVATE AND CONFIDENTIAL

Robust Near-Term Project Pipeline

HyperloopTT is actively engaged in providing the European Commission and the U.S. Department of Transportation (USDOT) with a critical technical understanding of hyperloop systems. The following are project opportunities HyperloopTT is currently pursuing:

●	Commercial prototype in Italy: Hyper Transfer Demonstrator project. Final proposal for tender submitted in Q4 2022 as part of a Consortium. Expect tender to choose the contract winner by Q1 2023.

●	Multi-state commercial line project: Great Lakes Hyperloop Feasibility study complete and HyperloopTT expected to facilitate Environmental Impact Statement in 2023.

●	Cargo hyperloop technology: HyperPort Cargo Solution, Germany. Joint venture with Hamburger Hafen und Logistik AG (HHLA).

●	Testing & certification MOU with ENSCO: Federal Rail Administration’s Transportation Technology Center, Colorado, United States.

●	Commercial prototype site exploration: 3-mile passenger system, R&D, and experience center, Canada.

Transaction Overview

The transaction ascribes to HyperloopTT a pre-money equity value of approximately $600 million, including outstanding options and warrants. Existing HyperloopTT shareholders and convertible note holders will roll 100% of their interests in the transaction and the combined company will assume the outstanding HyperloopTT options and warrants, which will remain outstanding to the extent not otherwise exercised prior to closing. Approximately $289 million of common stock will be issued at closing to the HyperloopTT shareholders and convertible note holders. Assuming no redemptions, the transaction is expected to deliver up to $330 million in net proceeds to the combined company at close. For more information, please see the investor deck here.

The Boards of Directors of HyperloopTT and Forest Road have each unanimously approved this transaction. The transaction is subject to customary closing conditions, including the approval of the stockholders of Forest Road. The transaction is expected to close in the first half of 2023.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Forest Road with the Securities and Exchange Commission (“SEC”) and will be available on the Forest Road website, the HyperloopTT investor page and at the SEC’s website at http://www.sec.gov/.

PRIVATE AND CONFIDENTIAL

Advisors

Paul Hastings LLP is serving as legal advisor to HyperloopTT and Kirkland & Ellis LLP is serving as legal advisor to Forest Road.

HyperloopTT Resources

Provided below are resources for further research:

Harvard Business School Case Study

Link

Harvard Business School Case Study

Link

Feasibility Study

Link

About HyperloopTT

Hyperloop Transportation Technologies (www.hyperlooptt.com, “HyperloopTT”) is an innovative transportation and technology company focused on realizing the hyperloop, a system that moves people and goods safely, efficiently, and sustainably by bringing airplane speeds to the ground. Through the use of unique, patented technology and a collaborative business model, HyperloopTT is creating a potential new form of transportation.

HyperloopTT’s European Research and Development Center in Toulouse, France, the aerospace capital of Europe, is home to a full-scale test system. In 2019, HyperloopTT released the first comprehensive feasibility study analyzing a hyperloop system, which found that the system is economically and technically feasible and will generate a profit without requiring government subsidies.

Founded in 2013, HyperloopTT is a global network of more than 800 engineers, creatives, and technologists, with 50 corporate and university partners. Headquartered in Los Angeles, CA, and Toulouse, France, HyperloopTT has offices in North and South America, the Middle East, and Europe.

HyperloopTT is a proud signatory of the United Nations Global Compact, reflecting the company’s commitment to the UN Sustainable Development Goals.

PRIVATE AND CONFIDENTIAL

About Forest Road Acquisition Corp. II

Forest Road Acquisition Corp. II, a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, raised $350 million in March 2021 and its securities are listed on the NYSE under the tickers “FRXB” and “FRXB WS.” The Forest Road team includes two former Disney senior executives — Tom Staggs, Co-CEO and Co-Chairperson of the Board of Directors, Kevin Mayer, Co-CEO and Co-Chairperson of the Board of Directors — and is strengthened by the strategic connectivity and deal-making expertise of directors, officers, and strategic advisors like Shaquille O’Neal, Salil Mehta, Rick Hess, Harlan Cherniak, Keith Horn, Sheila Stamps, Martin Luther King III, Zachary Tarica, Idan Shani, and Jeremy Tarica. For more information, please visit https://www.spacroadtwo.com/.

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination (the “Business Combination”), Forest Road intends to file a preliminary proxy statement/prospectus and a definitive proxy statement/final prospectus with the SEC. Forest Road’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/final prospectus and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about Forest Road and HyperloopTT and the Business Combination. When available, the definitive proxy statement/final prospectus and other relevant materials for the Business Combination will be mailed to stockholders of Forest Road as of a record date to be established for voting on the Business Combination. Stockholders of Forest Road will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/final prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Forest Road Acquisition Corp. II, 1177 Avenue of the Americas, 5th Floor, New York, New York 10036, Attention: Idan Shani.

Participants in the Solicitation

Forest Road, Forest Road’s directors and executive officers and the Forest Road Acquisition Sponsor II LLC, may be deemed participants in the solicitation of proxies from Forest Road’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Forest Road is contained in the Registration Statement on Form S-1, which was initially filed by Forest Road with the SEC on February 18, 2021, and as amended, and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Forest Road Acquisition Corp. II, 1177 Avenue of the Americas, 5th Floor, New York, New York 10036, Attention: Idan Shani. Additional information regarding the interests of such participants will be contained in the definitive proxy statement/final prospectus for the Business Combination when available.

HyperloopTT and its respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Forest Road in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the definitive proxy statement/final prospectus for the proposed Business Combination when available.

PRIVATE AND CONFIDENTIAL

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forest Road’s and HyperloopTT’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Forest Road’s and HyperloopTT’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Forest Road’s and HyperloopTT’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the outcome of any legal proceedings that may be instituted against Forest Road and HyperloopTT following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of Forest Road, certain regulatory approvals or satisfy other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on HyperloopTT’s business and/or the ability of the parties to complete the Business Combination; (6) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on a national securities stock exchange following the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that HyperloopTT or the combined company may be adversely affected by other political, economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the Business Combination, including those under “Risk Factors” therein, and in Forest Road’s other filings with the SEC. Forest Road cautions that the foregoing list of factors is not exclusive. Forest Road cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Forest Road does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

Contacts:

Investor Relations:

For HyperloopTT:

Tom Cook, ICR

HyperloopTTir@icrinc.com

For Forest Road: HyperloopTT@spacroadtwo.com

Media:

For HyperloopTT:

Keil Decker, ICR

HyperloopTTpr@icrinc.com

Eric Becker, ICR

HyperloopTTpr@icrinc.com

For Forest Road: Media@spacroadtwo.com